CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Vancouver, Canada

July 9. 2010

We consent to the use in this Registration Statement on Form S-8 of our report dated May 14, 2010 relating to the consolidated financial statements of Cyplasin Biomedical Ltd. (the “Company”), which appears in the Company’s Annual Report on Form 10-K for the year ended January 31, 2010.

/s/ DMCL

Dale Matheson Carr-Hilton LaBonte LLP

Chartered Accountants